Exhibit 99.1

PRESS RELEASE

SEACOR ANNOUNCES JOINT VENTURE WITH
AVISTA CAPITAL PARTNERS

Fort Lauderdale, Florida
May 5, 2014
FOR IMMEDIATE RELEASE - SEACOR Holdings Inc. (NYSE: CKH) ("SEACOR" or the "Company") today announced it entered into a joint venture with Avista Capital Partners ("Avista"), a private equity firm specializing in investments primarily in growth oriented energy, healthcare, communications and media, industrial and consumer companies.
Avista, through a wholly-owned subsidiary, invested approximately $150.0 million in cash for a non-controlling ownership interest in SEACOR subsidiaries operating a fleet of seven U.S.-flag Jones Act vessels (five owned and two leased-in) used for U.S. coastwise trade of crude oil, petroleum and specialty chemical products as well as a contract for the construction of three 50,000 DWT (deadweight tonnage) product tankers with National Steel and Shipbuilding Company ("NASSCO"), a wholly-owned subsidiary of General Dynamics Corporation, with expected deliveries in May 2016, October 2016 and March 2017. The vessels will continue to be managed and crewed by SEACOR subsidiaries pursuant to ship management and crew management agreements.
Oivind Lorentzen, Chief Executive Officer of SEACOR, stated, “Avista is a natural partner for SEACOR given its history with the Company and its extensive experience in the energy market.” Mr. Lorentzen added, “This transaction ensures additional capital for new construction and positions the Company to order additional equipment as market opportunities develop.”
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About SEACOR
SEACOR and its subsidiaries are in the business of owning, operating, investing in and marketing equipment, primarily in the offshore oil and gas, shipping and logistics industries. SEACOR offers customers a diversified suite of services and equipment, including offshore marine, inland river storage and handling, distribution of petroleum, chemical and agricultural commodities, and shipping. SEACOR is dedicated to building innovative, modern, "next generation," efficient marine equipment while providing highly responsive service with the highest safety standards, and dedicated professional employees. SEACOR is publicly traded on the New York Stock Exchange (NYSE) under the symbol CKH.

Cautionary Note Regarding Forward-Looking Statements
Certain statements discussed in this release as well as in other reports, materials and oral statements that the Company releases from time to time to the public constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, words such as "anticipate," "estimate," "expect," "project," "intend," "believe," "plan," "target," "forecast" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements concern management's expectations, strategic objectives, business prospects, anticipated economic performance and financial condition and other similar matters. These statements are not guarantees of future performance and actual events or results may differ significantly from these statements. Actual events or results are subject to significant known and unknown risks, uncertainties and other important factors, including decreased demand and loss of revenues as a result of additional safety and certification requirements for drilling activities in the U.S. Gulf of Mexico and delayed approval of applications for such activities, the possibility of U.S. government implemented moratoriums directing operators to cease certain drilling activities in the U.S. Gulf of Mexico and any extension of such moratoriums (the "Moratoriums"), weakening demand for the Company's services as a result of unplanned customer suspensions, cancellations, rate reductions or non-renewals of vessel charters or failures to finalize commitments to charter vessels in response to Moratoriums, increased government legislation and regulation of the Company's businesses could increase cost of operations, increased competition if the Jones Act is repealed, liability, legal fees and costs in connection with the past provision of emergency response services, including the Company's involvement in response to the oil spill as a result of the sinking of the Deepwater Horizon in April 2010, decreased demand for the Company's services as a result of declines in the global economy, declines in valuations in the global financial markets and a lack of liquidity in the credit sectors, including, interest rate fluctuations, availability of credit, inflation rates, change in laws, trade barriers, commodity prices and currency exchange fluctuations, the cyclical nature of the oil and gas industry, activity in foreign countries and changes in foreign political, military and economic conditions, changes in foreign and domestic oil and gas exploration and production activity, safety record requirements related to Offshore Marine Services and Shipping Services, decreased demand for Shipping Services due to construction of additional refined petroleum product, natural gas or crude oil pipelines or due to decreased demand for refined petroleum products, crude oil or chemical products or a change in existing methods of delivery, compliance with U.S. and foreign government laws and regulations, including environmental laws and regulations, the dependence of Offshore Marine Services and Shipping Services on several customers, consolidation of the Company's customer base, the ongoing need to replace aging vessels, industry fleet capacity, restrictions imposed by the Shipping Acts on the amount of foreign ownership of the Company's Common Stock, operational risks of Offshore Marine Services, Inland River Services and Shipping Services, effects of adverse weather conditions and seasonality, the level of grain export volume, the effect of fuel prices on barge towing costs, variability in freight rates for inland river barges, the effect of international economic and political factors on Inland River Services' operations, sudden and unexpected changes in commodity prices, futures and options, global weather conditions, political instability, changes in currency exchanges rates, and product availability in agriculture commodity trading and logistics activities, adequacy of insurance coverage, the potential for a material weakness in the Company's internal controls over financial reporting and the Company's ability to remediate such potential material weakness, the attraction and retention of qualified personnel by the Company, and various other matters and factors, many of which are beyond the Company's control as well as those discussed in Item 1A (Risk Factors) of the Company's Annual report on Form 10-K. In addition, these statements constitute the Company's cautionary statements under the Private Securities Litigation Reform Act of 1995. It should be understood that it is not possible to predict or identify all such factors. Consequently, the preceding should not be considered to be a complete discussion of all potential risks or uncertainties. Forward-looking statements speak only as of the date of the document in which they are made. The Company disclaims any obligation or undertaking to provide any updates or revisions to any forward-looking statement to reflect any change in the Company's expectations or any change in events, conditions or circumstances on which the forward-looking statement is based, except as required by law. It is advisable, however, to consult any further disclosures the Company makes on related subjects in its filings with the Securities and Exchange Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K (if any).

For additional information, contact Molly Hottinger at (954) 627-5278 or visit SEACOR's website at www.seacorholdings.com